Exhibit 15.1

August 4, 2004

West	Marine, Inc
500	Westridge Drive
Watsonville,	California 95076

We have made reviews, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of West Marine, Inc. and subsidiaries for the 13-week periods ended July 3, 2004 and June 28, 2003, as indicated in our report dated August 4, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 3, 2004, is incorporated by reference in Registration Statement No. 333-04712, No. 333-03728, No. 33-89322, No. 333-02903, No. 333-71147, No. 333-38882, No. 333-102108 and No. 333-102109 all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California